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                                                                   EXHIBIT 10.11

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into and made effective as of the 16th day of June, 1997 (the "Effective Date"), by and between New England Life Insurance Company (the "Company") and James M. Benson (the "Executive").

     The Company desires to engage the services of the Executive as its President and Chief Operating Officer, and the Executive desires to accept such engagement, on the terms and subject to the conditions hereinafter set forth.

     In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts employment by the Company.

     2. Term. Subject to earlier termination as hereinafter provided, the Executive's employment hereunder shall be for a term of three (3) years, commencing on the Effective Date. This Agreement may be extended or renewed only by written agreement of the Executive and an expressly authorized representative of the Board of Directors of the Company (the "Board").

     3. Capacity and Performance.

         a. During the term hereof, the Executive shall initially serve the Company as its President and Chief Operating Officer and thereafter, within eighteen (18) months of the Effective Date, shall be appointed Chief Executive Officer of the Company. As President and Chief Operating Officer, the Executive will report to the Company's Chief Executive Officer. Thereafter, as Chief Executive Officer of the Company, the Executive will report to the Board of Directors of the Company and to the President and Chief Operating Officer (or an officer of higher status) of Metropolitan Life Insurance Company of New York.

         b. As President, Chief Operating Officer and, thereafter, as Chief Executive Officer of the Company, the Executive shall perform such assignments and have such duties and authorities as are appropriate to his position(s), and shall perform such assignments and have such other related duties as may reasonably be assigned, delegated, designated or modified from time to time by those to whom he reports and by the Board or its Chairman. The Executive's duties shall include, without limitation, overall operational responsibility for all Company business, including the oversight of sales, marketing, promotion, strategic planning and development for the Company's business; provided,

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however, it is understood and agreed that, during the Executive's employment as
Chief Operating Officer, Robert A. Shafto shall retain responsibility for the Company's Full Financial Services Firm and Electronic Commerce Projects.

         c. The Executive shall be recommended for appointment to the Company's Board as soon as may be practicable, but in no event later than the next scheduled meeting of the Board.

         d. During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder, except that the Executive may devote a reasonable amount of time to charitable endeavors and to personal affairs and, subject to the approval of the Board, may serve on the boards of directors of other corporations, trade associations or charitable organizations, to the extent that such exceptions do not interfere with the Executive's responsibilities to the Company and its Affiliates. The Executive shall not engage in any other business activity during the term hereof, except as may be approved in advance by the Board. As used in this Agreement, "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

     4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive's duties and of the obligations of the Executive to the Company and its Affiliates:

         a. Base Salary. During the term hereof, the Company shall pay the Executive a base salary (the "Base Salary") at the rate of not less than Five Hundred Thousand Dollars ($500,000) per annum, payable in accordance with the Company's regular payroll practices, such Base Salary to be increased in an amount determined by the Board in its discretion upon the Executive's appointment as Chief Executive Officer.

         b. Signing Bonus. Within thirty (30) days following the Effective Date, the Executive will receive from the Company a one-time signing bonus of Three Hundred Thousand Dollars ($300,000).

         c. Bonus Compensation. During the term hereof, the Executive shall be entitled to participate in the Company's short-term incentive compensation plan and long-term incentive compensation plan, each as in effect from time to time. Except as otherwise expressly provided herein, the Executive's participation in the Company's short-term and long-term incentive compensation plans shall be subject to (A) the terms of the applicable plan documents, (B) generally applicable policies of the Company, and (C) the discretion of the Board or any committee of the Board provided for in or contemplated by such plans. The Executive understands and agrees that the Company may amend, replace or terminate any or


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all of its incentive compensation plans from time to time in the sole discretion of the Board and that nothing contained herein shall obligate the Company to continue any such plan or any term thereof; provided, however, that amendment, replacement or termination of one or all of the plans shall not affect the Executive's right to receive not less than the guaranteed minimum bonuses set forth below during his employment under this Agreement. The Executive shall be entitled to receive, for the plan year in which termination of his employment occurs, a bonus under any incentive compensation plan in which he is then a participant, pro-rated to the date of termination and calculated as if his target bonus under that plan had been met, provided that termination occurs pursuant to Section 6.a., Section 6.b, Section 6.d or 6.f hereof.

     It is agreed that the Executive's target bonus under the short-term incentive plan shall be equal to the target bonus of the Company's Chief Executive Officer (the "CEO") under that plan, expressed as a percentage of base salary, and that, for purposes of the Executive's participation in the short-term incentive plan in calendar year 1997, the Executive shall be treated as if he had been employed by the Company as of January 1,1997. Provided that he is employed hereunder at the time the 1997 short-term incentive compensation bonus is payable to executives of the Company generally, the Executive shall be guaranteed a minimum short-term incentive bonus of Three Hundred Thousand Dollars ($300,000) for calendar year 1997, payable in 1998; provided, however, that in the event the Executive's short-term bonus compensation, calculated in accordance with the terms of the Company's short-term incentive compensation plan, exceeds his guaranteed minimum short-term incentive bonus hereunder for calendar year 1997, the Executive shall be entitled to the higher short-term incentive bonus for that year.

     It is agreed that the Executive's target bonus under the Company's long-term incentive plan, (i) shall be one-third of the CEO's target bonus for the three-year performance cycle of 1995, 1996 and 1997, expressed as a percentage of base salary; (ii) shall be two-thirds of the CEO's target bonus for the three-year performance cycle of 1996, 1997 and 1998, expressed as a percentage of base salary; and (iii) shall be equal to the CEO's target bonus for the three-year performance cycle of 1997, 1998 and 1999, expressed as a percentage of base salary. Provided that he is employed hereunder on the last day of the performance cycle for the following long-term incentive compensation bonuses, the Executive shall be guaranteed a minimum long-term incentive bonus of Three Hundred Thousand Dollars ($300,000) for the three-year performance cycle of 1995, 1996 and 1997, payable in 1998, and a minimum bonus of Four Hundred Thousand Dollars ($400,000) for the three-year performance cycle of 1996, 1997 and 1998, payable in 1999; provided, however, in the event the Executive's long-term bonus compensation, calculated in accordance with the terms of the Company's long-term incentive plan, exceeds his guaranteed minimum bonus payable in 1998 and/or 1999, the Executive shall be entitled to the higher long-term incentive bonus for such year(s).








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         d. Employee Benefits.

               i. Retirement Plans. During the term hereof, the Executive shall participate in The New England Retirement Plan & Trust, an ERISA-qualified pension plan, The New England Profit Sharing Plan and The New England Profit Sharing Plan and Trust (the Company's 401(k) savings and profit-sharing plan), as well as The New England Supplemental Retirement Plan, The New England Select Employees Supplemental Retirement Plan, The New England Select Employees Supplemental Profit Sharing Plan and Home Office Non-Qualified Elective Deferral Plan (nonqualified supplemental executive retirement plans), all as may be in effect from time to time. Such participation shall be subject to (A) the terms of the applicable plan documents,
                    (B) generally applicable policies of the Company, and (C) the discretion of the plan administrators provided for in or contemplated by such plan(s).

               ii. Individual Retirement Arrangement. In addition to any entitlements the Executive may otherwise have under the Company's qualified and non-qualified retirement plans described in subsection i directly above, the Company guarantees the Executive an enhanced pension benefit of Four Hundred Thousand Dollars ($400,000) per annum, payable as a twenty (20) year continuous and certain annuity starting at age 62, subject to the vesting requirements set forth herein. During the term hereof, the Executive shall vest in this non-qualified benefit at the rate of Ten Percent (10%) per annum. In the event the Company terminates the Executive's employment in accordance with Section 6.d hereof or the Executive terminates his employment for "Good Reason" in accordance with Section 6.f hereof, the Executive's vesting in the enhanced pension benefit will be retroactively accelerated at the rate of an additional Ten Percent (10%) per year of service. In the event of a final partial year of service, the Executive shall be vested for such year on a pro-rated basis to the date of termination. Notwithstanding expiration of the term of this Agreement, this Section 4.d.ii shall continue in effect throughout the Executive's employment with the Company.

               iii. Health and Welfare Plans. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and




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                    all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit (such as severance pay) otherwise provided to the Executive hereunder. Participation in such plans (including without limitation any post-retirement medical, dental or life insurance plan) shall be subject to (1) the terms of the applicable plan documents, (2) generally applicable Company policies and (3) the discretion of the plan administrators provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans and its retirement plans set forth in subsection i hereof at any time as it, in its sole discretion, determines to be appropriate, without recourse by the Executive.

               iv.  Vacation and Leave. The Executive will be entitled to five
                    (5) weeks of paid vacation per calendar year, to be taken at such times and at such intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. In addition, the Executive shall be entitled to sick leave and paid holidays, consistent with the terms of applicable Company policies, as in effect from time to time.

               v. Relocation. The Executive is expected to relocate from Connecticut to Massachusetts promptly following the Effective Date. In that connection, the Company will reimburse the Executive his reasonable relocation expenses in accordance with the Company's policy, subject to such substantiation and documentation as the Company may reasonably require. The Company will also give consideration to any additional reasonable relocation expenses which are unique to the Executive's circumstances.

               vi. Business Expenses. Subject to such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company and compliance therewith by the Executive, the Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses as may be set by the Board and further subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.


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     5. Indemnification. The Company shall indemnify and hold the Executive harmless, to the maximum extent permitted by applicable law, from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Affiliates or in any other capacity, including serving as a fiduciary, in which the Executive serves at the request of, or for the benefit of, the Company. During the term of this Agreement and for six years thereafter (or, if less, throughout the period of any applicable statute of limitations), the Company shall maintain directors and officers liability insurance which shall cover the Executive, unless the Board shall determine that such insurance cannot be maintained at commercially reasonable rates.

     6. Termination of Employment and Severance Payments. Notwithstanding anything to the contrary contained in this Agreement, the Executive's employment hereunder shall terminate during the term of this Agreement under the following circumstances:

         a. Death. In the event of the Executive's death during the term hereof, the Executive's employment shall immediately and automatically terminate. In such event, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate: (i) any earned and unpaid Base Salary, prorated through the date of the Executive's death; (ii) bonus compensation to which the Executive is entitled in accordance with Section 4.c hereof, prorated to the date of the Executive's death; (iii) reimbursement in accordance with Section 4.d.v for any business expenses for which the Executive has not yet been reimbursed and (iv) if the Executive's eligible dependents elect continuation of their participation under the Company's group medical and/or dental plan under the federal law known as "COBRA", the Company will pay the frill premium cost of such participation for a period of twelve (12) months following the date of the Executive's death or until the dependent ceases to be eligible for participation under COBRA, whichever is less.

          b. Disability.

               i. The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In such event, the Company shall pay the Executive the following: (a) any earned and unpaid Base Salary, prorated through the date of termination; (b) bonus compensation to which the Executive is entitled in accordance with Section 4.c hereof, prorated to the



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                    date of termination; (c) reimbursement in accordance with
                    Section 4.d.v. for any business expenses for which the Executive has not yet been reimbursed; and (d) if the Executive and/or his eligible dependents elect continuation of their participation under the Company's group medical and/or dental plan under COBRA, the Company will pay the full premium cost of such participation for a period of twelve (12) months following the date of termination of the Executive's employment or until the Executive or the dependent ceases to be eligible for participation under COBRA, whichever is less.

               ii. The Board may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.a hereof and shall continue to participate in the Company's benefit plans in accordance with Section 4.d hereof to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability plan provided to the Executive by the Company or until the termination of his employment, whichever shall first occur.

               iii. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such a medical examination, the Company's determination of the issue shall be binding on the Executive.

         c. By the Company for Cause. The Company may terminate the Executive's employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:




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                    willful gross neglect in the performance of the Executive's duties and responsibilities to the Company and its Affiliates as described in Section 3 hereof (other than a failure resulting from disability); or

               ii. the engaging of the Executive in the misappropriation of funds, properties or assets of the Company of any of its Affiliates, intentional tort(s), fraud or other material dishonesty with respect to the Company or any of its Affiliates, or other willful gross misconduct that is reasonably likely to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates; or

               iii. the Executive's conviction of a crime constituting a felony, including the entry of a plea of guilty or no contest by the Executive to a charge of a crime constituting a felony; or

               iv. material breach by the Executive of any of the restrictive covenants contained in Section 8 or 9 hereof.

Upon the giving of notice of termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive nor to his beneficiary or estate, other than for Base Salary earned and unpaid to the date of termination and reimbursement in accordance with
Section 4.d.v for any business expenses for which the Executive has not yet been reimbursed.

         d. By the Company Other Than for Cause. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, then, within forty-five (45) days following the effective date of the Executive's termination, the Company shall pay the Executive a single lump sum amount equal to the sum of two years' Base Salary at the rate in effect on the date of termination plus two times the Executive's target bonus under the Company's short-term incentive compensation plan; provided, however, that the Company's obligations to make payments hereunder are conditioned on the Executive's execution of a general release in favor of the Company in such form as the Company shall specify. In addition to the foregoing, the Company shall pay the Executive any Base Salary earned and unpaid, prorated through the date of termination and any bonus compensation to which the Executive is entitled in accordance with Section 4.c hereof, prorated to the date of termination and shall reimburse the Executive in accordance with
Section 4.d.v. for any business expenses for which the Executive has not yet been reimbursed.

         e. By the Executive for Other Than Good Reason. The Executive may terminate his employment hereunder at any time upon three (3) months' notice to the


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Company. In the event of termination by the Executive pursuant to this Section
6.e, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the notice period (or for any remaining portion of that period). Upon termination of the Executive's employment pursuant to this Section 6.e, the Company shall have no further obligation or liability to the Executive nor to his beneficiary or estate, other than for Base Salary earned and unpaid, prorated to the date of termination, and reimbursement in accordance with
Section 4.d.v. for any business expenses for which the Executive has not yet been reimbursed.

         f. By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, provided that the Executive provides written notice to the Company, setting forth in reasonable detail the nature of such Good Reason, within sixty (60) days of the occurrence of the circumstances giving rise to the Good Reason; the Company fails to cure within forty-five (45) days following its receipt of such notice; and the Executive thereupon gives thirty (30) days' written notice of termination; provided further, however, that in the event of termination by the Executive for Good Reason in accordance with subsection (iv) below, the Executive need only give thirty (30) days' notice of termination, but must do so within sixty (60) days of the Change of Control. For purposes of this Section 6.f, "Good Reason" shall mean any act or omission identified below to which the Executive does not consent and which does not occur in connection with the replacement of the Executive during any period of disability or termination of the Executive's employment for Cause or disability, as provided in this Agreement. The following shall constitute "Good Reason" for termination by the Executive:

     (i) Any (A) failure to designate or redesignate the Executive as, or (B) removal of the Executive from or failure to re-elect the Executive to, any of the following positions:

         (I) Chief Executive Officer of the Company (to occur within eighteen months of the Effective Date); or

         (II) Member of the Board of Directors of the Company;

     (ii) Any assignment to the Executive of any duties, functions, or responsibilities, that

         (I) is materially inconsistent with the Executive's positions described in Section 3 above, or

         (II) requires the Executive to report to anyone other than the CEO, the Company's Board, or the President and Chief Operating Officer (or higher level officer) of Metropolitan Life Insurance Company of New York, or




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         (III) deprives the Executive of effective supervision and control over, and responsibility for, the strategic direction and general and active day-to-day leadership and management (including the structure and organization of such leadership and management) of the business and affairs of the Company, subject to the direction and control of the Board; provided, however, that the sale or transfer of any of the Company's Affiliates, or of any or all of the assets of any of the Affiliates, shall not constitute "Good Reason" and provided further that any change or diminution in the business of the Company shall not constitute Good Reason unless constituting a "Change of Control" in accordance with subsection (iv) of this Section 6.f; or

         (IV) substantially interferes with the Executive's ability to substantially perform the duties, functions or responsibilities, or exercise the authority, of his positions as described in Section 3 above;

     (iii) any substantial, objectively demonstrable failure by the Company to materially comply with the provisions of Section 4 above; or

     (iv) a Change of Control, meaning the occurrence hereafter of one of the following events: (I) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under the Act, of twenty-five percent (25%) or more of the voting stock of the Company; (II) the Company adopts any plan of liquidation providing for distribution of all or substantially all of its assets; (III) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (IV) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the voting stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

     In the event of a termination by the Executive in accordance with this
Section 6.f, then, within forty-five (45) days following the effective date of the Executive's termination, the Company shall pay the Executive a single lump sum amount equal to the sum of two years' Base Salary at the rate in effect on the date of termination plus two times the Executive's target bonus under the Company's short-term incentive compensation plan; provided, however, that the Company's obligations to make payments hereunder are conditioned on the




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Executive's execution of a general release in favor of the Company in such form as the Company shall specify. In addition to the foregoing, the Company shall pay the Executive any Base Salary earned and unpaid, prorated through the date of termination and bonus compensation to which the Executive is entitled in accordance with Section 4.c hereof, prorated to the date of termination and shall reimburse the Executive in accordance with Section 4.d.v. for any business expenses for which the Executive has not yet been reimbursed.

         g. No Mitigation: No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

         h. Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

     7. Effect of Termination.

         a. In the event of termination of the Executive's employment hereunder, payment by the Company in accordance with the applicable provision of Section 6 above shall constitute the entire obligation of the Company to the Executive. Except as otherwise expressly provided for in this Agreement, and except for any right that the Executive may have to continue participation in the Company's group medical and/or dental plan at his cost under applicable law, the Executive's participation in the Company's benefit plans shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment, without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

         b. Notwithstanding the foregoing, in the event of termination of the Executive's employment pursuant to Section 6.a, Section 6.b, Section 6.d or
Section 6.f, the Executive and his spouse shall be entitled to post-retirement medical coverage to the same extent that, and on the same terms as, post-retirement medical coverage is provided to executives of Metropolitan Life Insurance Company of New York and their spouses generally; provided, however, that any length of service requirement for eligibility will be waived and provided further that such coverage shall be secondary to coverage provided by any subsequent employer.

         c. Provisions of this Agreement shall survive termination of this Agreement, by expiration of the term or otherwise, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 6 hereof is expressly conditioned upon the Executive's continued full performance of his obligations under



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Sections 8 and 9. The Executive recognizes that, except as expressly provided herein, no compensation is earned after termination of employment.

     8. Confidential Information.

         a. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company and its Affiliates, and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall never use or disclose to any person, corporation or other entity (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company and its Affiliates) any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. For purposes of this Agreement, "Confidential Information" means any and all information of the Company and its Affiliates or concerning the business, clients or affairs of the Company or any of its Affiliates, that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing, strategies, and financial activities of the Company and its Affiliates, (ii) the products and services, present and in contemplation, of the Company and its Affiliates, (iii) inventions, processes, operations, administrative procedures, databases, programs, systems, flow charts, software, firmware and equipment used in the business of the Company or any of its Affiliates, (iv) customer lists and customer information of the Company and its Affiliates, (v) their costs, financial performance and strategic plans, (vi) the identity and special needs of those with whom the Company and its Affiliates do business and (vii) the people and organizations with whom the Company and its Affiliates have business relationships and the substance of those relationships. Confidential Information also includes all information that the Company or any of its Affiliates has received belonging to others with any understanding, express or implied, that it would not be disclosed.

         b. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates; provided, however, the Executive shall be entitled to retain his personal notes, diaries, rolodexes, correspondence and other materials of a personal nature that do not contain Confidential Information. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.



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

     9. Restricted Activities. The Executive expressly recognizes that the employees, general agents and agents of the Company and its Affiliates are important and critical aspects of their ability to operate profitably. The Executive, therefore, further agrees that, while he is employed by the Company, other than in the course of performing his duties hereunder, and for a period of one (1) year following termination of his employment for any reason, he will not directly or indirectly (i) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, (ii) hire or solicit for hiring any employee of any general agent of the Company or any of its Affiliates; or (iii) solicit or encourage any general agent or other independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

     10. Enforcement of Covenants. In signing this Agreement, the Executive gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under Sections 8 and 9 hereof. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates; that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent him from obtaining other suitable employment during the Non-Competition Period. The Executive further agrees that, were he to breach any of the covenants contained in Section 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of those covenants, without having to post bond, and that he will not take, and he will not permit anyone else to take on his behalf, any position in a court or any other forum inconsistent with any of his covenants relating to this Section 10. The Executive and the Company further agree that, in the event that any provision of
Section 8 or 9 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company's Affiliates shall have the right to enforce all of the Executive's obligations to that Affiliate under this Agreement, including without limitation pursuant to Sections 8 and 9 hereof.

     11. Resolution of Disputes. Any dispute arising under or in connection with this Agreement, other than a dispute arising under Section 8, 9 or 10 hereof, shall, at the election of the Executive or the Company, be resolved by binding arbitration conducted in Boston, Massachusetts in accordance with the Commercial Rules of the American Arbitration Association then in force and the laws of the Commonwealth of Massachusetts. Judgment upon the award rendered by the arbitrator(s) may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought.

The parties involved in the dispute shall divide equally the administrative charges, arbitrator's fees and related expenses of the arbitration, but each party shall pay its own legal fees incurred in connection with such arbitration.

     12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent.

     13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

     14. Assignment. This Agreement is personal in its nature, and neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other entity or transfer all or substantially all of its properties or assets to any other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

     15. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     17. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective as provided herein when delivered in person or by overnight air courier or deposited in the United States mail, postage prepaid, registered or certified, return receipt requested and addressed to the persons and addresses listed below, or to such other address as either party may specify by notice to the other actually received. Each notice shall, simultaneously with its being delivered to the courier or messenger for delivery or placed in the mail, be sent when possible by facsimile or comparable electronic means. All notices and other communications hereunder shall be deemed to have been given:
(i) on the date of delivery if personally delivered; (ii) on the first business day after the date sent if sent by overnight air courier; or (iii) on the fifth business day after the date sent if sent by mail.

If to the Company:

The General Counsel
New England Life Insurance Company
501 Boylston Street
Boston, MA 02115-3700

If to the Executive:

James M. Benson
524 Lake Avenue
Greenwich, CT 06830

     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

     19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Board.

     20. Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall, when executed, be deemed to be an original and all of which together shall constitute one and the same instrument.

     22. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.




THE EXECUTIVE:                          THE COMPANY:
                                        NEW ENGLAND LIFE INSURANCE COMPANY


 /s/ James M. Benson                    By: /s/ Robert A. Shafto
---------------------                      -------------------------------------
        James M. Benson                     Robert A. Shafto
                                            Chairman and Chief Executive Officer